EXHIBIT 2.2

                 AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

     This Amendment, by and between Republic Bancorporation, Inc. and ExecuFirst Bancorp, Inc. dated as of November 17, 1995. The Agreement and Plan of Merger by and between Republic Bancorporation, Inc. ('Republic') and ExecuFirst Bancorp, Inc. ('ExecuFirst') dated as of November 17, 1995, is hereby amendment and supplemented as follows:

          1. Section 2.01, Merger Consideration, is hereby amended as follows:

             a) to insert the parenthetical (i) in line ten of the second paragraph of subsection (B) immediately preceding the phrase 'provided, however'; and

             b) to insert the phrase, '(ii) that to the extent that ExecuFirst recognizes a deferred tax asset, the amount of such deferred tax asset shall be deducted from shareholders' equity as defined in this Agreement, in line ten of the second paragraph of subsection (B) immediately preceding the phrase 'by (y)'.

          2. Section 2.3, Exchange Procedures, is amended to delete the last sentence of Subsection (A) in its entirety.

          3. Section 3.09, Adverse Actions, is hereby amended to delete the phrase '(1) knowingly take any action that would, or is reasonably likely to, prevent or impede the merger from qualifying (i) for pooling-of-interest accounting treatment or (ii) as a reorganization within the meaning of Section 368(a) of the Code; provided, however that nothing contained herein shall limit the ability of Republic or ExecuFirst to exercise its rights under the Option Agreements and to insert in its place the phrase (1) knowingly take any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;'.

          4. Section 4.03(R), Representations and Warranties of
     Republic-Pooling; Reorganization, shall be deleted in its entirety and the following paragraph substituted in its stead:

             (R) Reorganization. As of the date hereof, it is aware of no reason why the Merger will fail to qualify as a reorganization under Section 368(A) of the Code.

          5. Section 4.04, Representations and Warranties of ExecuFirst; Reorganization, shall be deleted in its entirety and the following paragraph substituted in its stead:

             (R) Reorganization. As of the date hereof, it is aware of no reason why the Merger will fail to qualify as a reorganization under Section 368(A) of the Code.

          6. Section 5.07, Affiliate Agreements, shall be deleted in its entirety and the phrase 'intentionally omitted' shall be inserted in its stead.

          7. Section 6.05, Pooling Letters, shall be deleted in its entirety and the phrase 'intentionally omitted' shall be inserted in its stead.

          8. Section 8.05, Expenses, shall be deleted in its entirety and the following shall be inserted in its stead:

             All fees and expenses incurred by ExecuFirst in connection with this Plan and the transactions contemplated thereby, including, but not limited to, certain legal, accounting and investment bank fees and expenses related to the preparation and distribution of the Prospectus/Joint Proxy Statement and the Registration Statement, will be reimbursed by Republic upon consummation of the Merger.

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             In the event that the Merger is not consummated, except as set forth below, all fees and expenses incurred in connection with this Plan and the transactions contemplated thereby will be paid by the party incurring such expenses.

             All expenses related to the preparation and distribution of the Prospectus/Joint Proxy Statement and the Registration Statement shall be shared pro-rata between the parties in proportion to the number of shareholders of each of Republic and ExecuFirst.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be
executed in counterparts by its duly authorized officers, as of this      day of
January, 1996.


                                            REPUBLIC BANCORPORATION, INC.
                                            By:_______/s/ ROLF A. STENSRUD______
                                                       Rolf A. Stensrud



                                            EXECUFIRST BANCORP, INC.
                                            By:__________/s/ ZVI MUSCAL_________
                                                         Zvi Muscal


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